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                                                                Exhibit (h)(20)

                             [ADVISER LETTERHEAD]

                                                       June 22, 2007

Mr. Simon D. Collier, President
Forum Funds
Two Portland Square
Portland, Maine 04101

     RE: Contractual Waivers and Reimbursements

Dear Mr. Collier:

   Merk Investments, LLC (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Merk Hard Currency Fund (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 1.30% for Investor Shares through July 31, 2008.

   This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2008.

                                           Very truly yours,

                                           Merk Investments, LLC

                                           By:    /s/ Axel Merk
                                                  -----------------------------
                                           Title: President